Exhibit 10.22(a)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 23, 2005, between Orchard Supply Hardware, LLC, a Delaware limited liability company (the “Company”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”), and Robert Lynch (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer; and

WHEREAS, the Company, Holdings and Executive desire to enter into the Agreement as to the terms of Executive’s employment by the Company and Holdings.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Term (as defined below), Executive shall serve as the Chief Executive Officer of each of the Company and Holdings. In these capacities, Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as (i) the Board of Directors of the Company (the “Board”) shall designate that are consistent with Executive’s position as Chief Executive Officer of the Company and (ii) the Board of Directors of Holdings (“Holdings Board”) shall designate that are consistent with Executive’s position as Chief Executive Officer of Holdings. Executive shall report to the Board and the Holdings Board. Executive agrees to serve as a member of the Holdings Board if and upon his election thereto following the Effective Date. Except as expressly set forth herein, Executive shall not be entitled to any compensation for service as Chief Executive Officer of the Company or Holdings, for service on the Board or the Holdings Board, or for any services rendered as an officer or director of any of their respective subsidiaries.

(b) During the Employment Term, Executive shall devote substantially all of Executive’s business time, energy and skill and Executive’s best efforts to the performance of Executive’s duties with the Company and Holdings.

2. EMPLOYMENT TERM. Executive’s employment under this Agreement shall be for a term commencing on November 23, 2005 (the “Effective Date”) and ending on the first day of fiscal 2009 or such earlier date as provided in Section 7 (the “Employment Term”).

3. COMPENSATION.

(a) BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary at an annual rate of not less than $360,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be

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increased in the sole discretion of the Board (or a committee thereof) in accordance with its normal compensation practices. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) COST-OF-LIVING PAYMENTS. During the Employment Term, the Company shall provide Executive with an annual cash payment of $40,000, subject to applicable withholding, which shall be paid to Executive on or before January 31st of each calendar year (other than the 2009 calendar year, unless this Agreement is extended until or through December 31, 2009). The first payment due under this Section 3(b) shall be made with respect to the 2006 calendar year and shall be paid to Executive no later than by January 31, 2006. Amounts payable to Executive under this Section 3(b) shall be made to Executive in a manner, and subject to such terms and conditions, that, in the good faith judgment of Company, replicate, to the extent feasible, the payments that were made to Executive under the Sears, Roebuck and Co. (“Sears”) cost-of-living program as described in the letter agreement between Executive and Sears dated February 6, 2004. In no event shall the payments made to Executive under this Section 3(b) be considered part of Executive’s Base Salary for any purposes, and such payments shall not be included, recognized or considered (i) in the calculation of the “Bonus” or “Stretch Bonus” (as each such term is defined below) that may be payable to Executive hereunder or (ii) for purposes of any other employee benefit plan, policy or practice of Company or Holdings, including but not limited to any 401(k) retirement plan, except as may otherwise be required by law.

4. BONUS.

(a) ANNUAL BONUS. Subject to the terms and provisions of this Agreement, Executive shall be eligible to earn an annual bonus (the “Bonus”) in the amount described below with respect to fiscal year 2006 and any fiscal year thereafter, in each case during the Employment Term. The maximum Bonus that may be earned for any fiscal year shall be 50% of Executive’s Base Salary for such year. The actual Bonus earned will be determined based on a comparison of Holdings’ actual EBITDA (determined in a manner that is consistent with its past methodology and practice) to Holdings’ targeted EBITDA, as set by the Holdings Board (or a committee thereof) in its discretion, for the applicable fiscal year. If less than 95% of the applicable targeted EBITDA is attained, no Bonus shall be payable to Executive. If 95% to 105% of the targeted EBITDA is attained, between 80% and 100% of the target Bonus shall be payable to Executive, as determined on a straight line basis. Except as otherwise provided in Section 8 below, the Company shall pay any earned Bonus to Executive in a single sum cash payment within 30 days after Holdings’ EBITDA for the applicable fiscal year has been finally determined; provided that the Executive is employed by the Company on such date.

(b) STRETCH BONUS. Subject to the terms and provisions of this Agreement, Executive shall be eligible to earn an annual stretch bonus (the “Stretch Bonus”) in the amount described below with respect to fiscal year 2006 and any fiscal year thereafter, in each case during the Employment Term. The maximum Stretch Bonus that may be earned for any fiscal year shall be 25% of Executive’s Base Salary for such year. The Stretch Bonus shall be earned only if Holdings’ actual EBITDA (determined in a manner that is consistent with its past methodology and practice) is at least 115% of Holdings’ targeted EBITDA, as set by the Holdings Board (or a committee thereof) in its discretion, for the applicable fiscal year. Except as otherwise provided in Section 8 below, if a Stretch Bonus has been earned, the Company shall pay the Stretch Bonus to Executive in a single sum cash payment within 30 days after Holdings’ EBITDA for the applicable fiscal year has been finally determined; provided the Executive is employed by the Company on such date.

(c) EXAMPLE. Exhibit A attached hereto sets forth an example of the bonus calculation.

5. EQUITY AWARDS.

(a) STOCK OPTIONS.

(i) GRANT. Holdings agrees that it will use its best efforts to adopt and implement an equity incentive plan (“Plan”) for the Company’s executives and officers that provides for the grant of non-qualified stock option awards with respect to shares of Class B Common Stock of Holdings, par value $0.01 per share (“Class B Stock”). Subject to the foregoing, Executive will be granted the following non-qualified option awards under the Plan:

(A) a non-qualified stock option to purchase 4,078.125 shares of Class B Common Stock, with an initial exercise price equal to $295.00 per share;

(B) a non-qualified stock option to purchase 4,078.125 shares of Class B Common Stock, with an initial exercise price equal to $420.00 per share; and

(C) a non-qualified stock option to purchase 4,078.125 shares of Class B Common Stock, with an initial exercise price equal to $590.00 per share.

The option awards specified in subsections (A) through (C) above shall be referred to collectively hereinafter as the “Options.”

(ii) VESTING. The Options shall each vest and become exercisable, on a cumulative basis, at the rate of 20% per year, with the first 20% to become vested and exercisable on the 12-month anniversary of the date of grant (“Grant Date”) and an additional 20% on each of the next four successive anniversaries of the Grant Date, provided that (A) Executive is continuously employed by the Company and Holdings on each such vesting date, except as otherwise provided herein and (B) should the Company not offer to extend Executive’s employment until at least the fourth year anniversary of the Grant Date, then the 20% that would have otherwise vested on the fourth year anniversary of the Grant Date shall instead vest on the last day of the Employment Term, subject to Executive’s compliance with the obligations described in Sections 9, 10 and 11. Notwithstanding the foregoing provisions, (A) in the event of the termination of Executive’s employment due to death or Disability (as defined below), all of the Options shall vest and become exercisable effective on the date of his death or Disability, subject to Executive’s compliance with the obligations described in Section 9, 10 and 11, and (B) effective upon a “Change of Control” (as such term is defined in the Company’s Senior Secured Credit Agreement dated as of November 23, 2005), all of the Options then outstanding shall become fully vested and exercisable.

(iii) EXERCISABILITY. The Options shall, in all events, expire, if not exercised, on the tenth anniversary of the Grant Date, subject to earlier termination as provided in the Plan and herein. In the event of the termination of Executive’s employment without Cause or by Executive for any reason or no reason, the Options (to the extent vested on the date of termination) shall remain exercisable until the earlier of (A) the expiration of the Option term or (y) the ninetieth day following the date of such termination of employment. In the event of the termination of Executive’s employment on account of Executive’s death or Disability, the Options (to the extent vested on the date of termination) shall remain exercisable until the earlier of (x) the expiration of the Option term or (B) the six-month anniversary of the date of such termination of employment. In the event of the termination of Executive’s employment for Cause, the Options then held by Executive (whether vested or unvested) shall thereupon terminate and expire as of the date of termination.

(iv) FORM OF OPTION. The Options shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed under Holdings’ standard stock option agreement and the Plan.

(b) OTHER AWARDS. Additional awards may be granted to Executive during the Employment Term at the discretion of the Board.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or does adopt, maintain or contribute to for the benefit of its senior executives of the Company at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. Executive shall be eligible to accrue up to 20 annual paid vacation days per calendar year, or such greater number of days that similarly situated senior executives of the Company may accrue, prorated for partial years, in accordance with the Company’s policy on accrual and use applicable to senior executives. Accrued vacation may be taken at such times as Executive elects with due regard to the needs of the Company and Holdings; provided, that at all times, Executive shall be reachable during vacation.

(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

7. TERMINATION. Executive’s employment with the Company and Holdings and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon 10 days’ prior written notice by the Company and/or Holdings to Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for 90 days (including weekends and holidays) in any 365-day period.

(b) DEATH. Automatically on the date of death of Executive.

(c) CAUSE. Holdings and/or the Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company and/or Holdings to Executive of a termination for Cause. “Cause” means:

(i) willful misconduct;

(ii) gross negligence that has or could reasonably be expected to have a material adverse effect on the Company or Holdings;

(iii) grossly negligent or willful failure to perform duties or to follow the direction of the Board or Holdings Board;

(iv) conviction of, or pleading nolo contendere to, a felony or crime of moral turpitude;

(v) theft, fraud, dishonesty or breach of fiduciary duty; or

(vi) upon written notice by the Company or Holdings to Executive of a breach by Executive of a material term of this Agreement or any other agreement with the Company, Holdings or any of their respective affiliates within 30 days following the Holdings Board’s knowledge of such breach, in each case unless such breach is corrected in all material respects by Executive within 30 days following written notification.

(d) WITHOUT CAUSE. Upon written notice by the Company and/or Holdings to Executive of an involuntary termination without Cause, and other than for death or Disability.

(e) GOOD REASON. Upon written notice by Executive to the Company and Holdings of a termination for Good Reason within 30 days following Executive’s knowledge of the event giving rise to Good Reason. “Good Reason” means the occurrence of any of the following events, without the express written consent of Executive, which events are not corrected in all material respects by the Company or Holdings within 30 days following written notification by Executive to the Company and Holdings that Executive intends to terminate employment hereunder for one of the reasons set forth below:

(i) a material reduction by the Company in the pay grade or degree of responsibility and authority of Executive;

(ii) the failure to pay Executive’s earned Base Salary, Bonus or Stretch Bonus in accordance with standard payroll practices for such payments; or

(iii) Executive is requested by the Board to change his primary location (currently San Jose, California) to outside of the state of California, unless a majority of the senior executives of the Company and Holdings are also requested to move to the new location at the request of the Board.

Notwithstanding anything to the contrary herein, any voluntary termination of his employment by Executive without Good Reason shall be deemed to be a breach of this Agreement and such employment termination shall, for purposes of this Agreement, be the equivalent of the Company’s termination of Executive’s employment for Cause.

8. CONSEQUENCES OF TERMINATION.

(a) DISABILITY; DEATH; EXPIRATION OF THE TERM. Upon termination due to Disability, death, or the expiration of the Employment Term, and except as otherwise set forth in Section 5(a)(ii), Executive shall only be entitled to receive:

(i) any unpaid earned Base Salary through the date of termination;

(ii) any Bonus or Stretch Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed expenses incurred through the date of termination;

(iv) any accrued but unused vacation time in accordance with the Company policy; and

(v) all other earned payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively items (i) through (v) shall be hereafter referred to as “Accrued Benefits”).

(b) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If Executive’s employment should be terminated either (i) for Cause or (ii) by Executive other than for Good Reason, Executive shall only be entitled to receive:

(i) any unpaid earned Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with the Company policy; and

(iv) all other earned payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If Executive’s employment is terminated (x) by the Company or Holdings other than for Cause or (y) by Executive for Good Reason, Executive shall only be entitled to receive:

(i) Accrued Benefits;

(ii) subject to Executive’s compliance with the obligations in Sections 9, 10 and 11 hereof, an amount, in the aggregate, equal to Executive’s Base Salary, determined at the time of employment termination, for a 12-month period, with such amount to be paid in monthly installments, the first payment to be made one month after Executive’s date of termination, subject to required employment tax and income tax withholding; and

(iii) subject to (A) Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any state or local law of similar effect, (B) Executive’s continued co-payment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) and (C) Executive’s compliance with the obligations in Sections 9, 10 and 11 hereof, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination for the first 12 months following termination at the Company’s expense. The parties understand and agree that continued coverage after such date shall be at Executive’s sole expense and subject to the terms of COBRA or similar state or local law. The parties further understand and agree that in the event that Executive or his dependents become eligible for substantially similar or improved group health benefits from a subsequent employer, Executive shall have no further rights to benefits under this sub-section (iii).

(d) Notwithstanding any foregoing provision contained in this Section 8, in the event Executive terminates employment with Company and Holdings for Good Reason, in addition to the payments and benefits described in Section 8(c) above, Executive shall receive, at the time the Bonus and Stretch Bonus described in Section 4 (if any) hereof would otherwise have been paid, the following payments: (A) an amount equal to the product of the Bonus that the Executive would have earned and been paid under the provisions of Section 4(a) hereof had he remained employed by the Company and Holdings for the full fiscal year in which his termination occurs multiplied by a fraction, the numerator of which equals the total number of days of Executive’s employment by the Company and Holdings during such fiscal year and the denominator of which is 365 (the “Pro Rata Bonus”) and (B) an amount equal to the product of the Stretch Bonus that Executive would have earned and been paid under the provisions of Section 4(b) hereof had he remained employed by the Company and Holdings for the full fiscal year in which his termination occurs multiplied by a fraction, the numerator of which is the total number of days of Executive’s employment by the Company and Holdings during such fiscal year and the denominator of which is 365 (the “Pro Rata Annual Stretch Bonus”). Payment to Executive’s right to the Pro-Rata Bonus and the Pro-Rata Annual Stretch Bonus shall be subject to Executive’s compliance with the obligations in Sections 9, 10 and 11 hereof and all such payments shall be subject to required employment tax and income tax withholding.

(e) Notwithstanding any foregoing provision contained in this Section 8, in the event Executive’s employment is terminated by the Company or Holdings without Cause (and excluding a termination either by Executive for Good Reason or as a result of his death or Disability) after the Executive has been employed by the Company and Holdings for the full fiscal year but before Executive has been paid any Bonus or Stretch Bonus declared and payable with respect to such full fiscal year, in addition to the payments and benefits described in Section 8(c) above, Executive shall receive, at the time the Bonus and Stretch Bonus (if any) would otherwise have been paid, that amount of the Bonus or Stretch Bonus to which he would have been entitled if he had still been employed by the Company and Holdings at the time such Bonus or Stretch Bonus is paid. Executive’s right to received the Bonus and the Stretch Bonus shall be subject to Executive’s compliance with the obligations in Sections 9, 10 and 11 hereof and all such payments shall be subject to required employment tax and income tax withholding. In no event shall any portion of the Bonus or Stretch Bonus declared and payable with respect to a fiscal year be paid to Executive if his employment was terminated by the Company or Holdings without Cause during the fiscal year for which such bonus is payable.

(f) Executive acknowledges and agrees that this Section 8 sets forth the entire agreement of the parties with regard to Executive’s rights to receive severance payments or similar benefits of any kind and that the payments and benefits provided in this Section 8 are in lieu of any termination or severance payments or benefits for which Executive may otherwise be eligible under any of the plans, policies or programs of the Company or Holdings.

9. CONSULTING AGREEMENT; RELEASE; SET-OFF.

(a) Executive acknowledges and agrees that as part of his duties under this Agreement he will necessarily become uniquely privy to information, processes, expertise and other specifics regarding the business and operations of Company and Holdings and that such information, processes, expertise and other specifics will be required by Company and Holdings for their continued success after Executive’s employment Company and Holdings ends. Accordingly, upon the termination of Executive’s employment with the Company and Holdings for any reason, Executive shall continue to cooperate with Company and Holdings and, at the option of Holdings, shall enter into and execute a consulting agreement with the Company and Holdings in the form set forth as Exhibit B attached hereto (the “Consulting Agreement”).

(b) Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits (“Severance Benefits”) shall only be payable if Executive delivers to the Company and Holdings and does not revoke a general release of all claims in such form and substance satisfactory to the Company and Holdings and if, at the option of Holdings, Executive enters into the Consulting Agreement. The Company’s obligation to make any payment provided for in this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Notwithstanding any contrary provision contained herein, no payments, other than Accrued Benefits, shall be made to Executive hereunder as a result of the termination of his employment unless and until Executive resigns from his then current positions, offices and appointments with Company, Holdings and any of their respective subsidiaries or affiliates.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company and Holdings, either during the period of Executive’s employment or at any time thereafter, any business or technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to Holdings, the Company, any of their subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company or Holdings (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company and Holdings with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONSOLICITATION. During Executive’s employment with the Company and for the two year period thereafter, Executive agrees that Executive will not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity:

(i) solicit, aid or induce any employee, representative or agent of Holdings, the Company or any of their subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Holdings or the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or

(ii) solicit, aid or induce any vendor of Holdings or the Company or any of their subsidiaries or affiliates to provide goods or services then provided to Holdings or the Company or any of their subsidiaries or affiliates to another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or purchasing goods or services from such vendor.

An employee, representative or agent shall be deemed covered by this sub-section (b) while so employed or retained and for 12 months thereafter.

(c) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for Holdings or the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to Holdings or the Company. Accordingly, during Executive’s employment hereunder and for the one-year period thereafter, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that competes with any business that Holdings or the Company or any of its subsidiaries or affiliates is engaged, on the date of termination (or, if earlier, the date of determination) or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which Holdings or the Company conducts business. This Section 10(c) shall not prevent Executive from owning not more than 2% of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

(d) INVENTIONS.

(i) Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (collectively, “Inventions”), whether patentable or unpatentable, (x) that relate to Executive’s work with Holdings or the Company, made or conceived by Executive, solely or jointly with others, during the Employment Term, or (y) suggested by any work that Executive performs in connection with Holdings or the Company, either while performing Executive’s duties with Holdings or the Company or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee or other service provider to Holdings or the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. For the avoidance of doubt, Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company and/or Holdings do not apply to any Invention that Executive developed entirely on his own time without using the Company’s or Holdings’ equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the Company or Holdings; or (2) result from any work performed by the employee for the Company or Holdings. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to Executive from Holdings or the Company.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of, or other service provider to Holdings or the Company.

(e) REFORMATION. Executive intends that the covenants contained in this Section 10 shall be construed as a series of separate covenants, one for each county, city, state or country specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial or arbitration proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said subsections, then such unenforceable covenant (or such part) shall be modified to the least degree necessary to confirm with the requirements of applicable law, and if for any reason it is not deemed so modified, it shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced to the maximum extent permitted by the applicable laws.

(f) SURVIVAL OF PROVISIONS. The obligations contained in this Section 10 shall survive the termination or expiration of Executive’s employment with Holdings and the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by Holdings or the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Holdings or the Company, and will provide reasonable assistance to Holdings or the Company, their affiliates and their respective representatives in defense of any claims that may be made against Holdings or the Company or their affiliates, and will assist Holdings or the Company and their affiliates in the prosecution of any claims that may be made by Holdings or the Company or their affiliates, to the extent that such claims may relate to the period of Executive’s employment with Holdings or the Company (or any predecessor). Executive agrees to promptly inform Holdings or the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against Holdings or the Company or their affiliates. Executive also agrees to promptly inform Holdings or the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Holdings or the Company or their affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Holdings or the Company or their affiliates with respect to such investigation, and shall not do so unless legally required. In addition, Executive shall not make or induce other persons or entities to make any negative statements as to Holdings or the Company, their affiliates, employees, past or present officers, directors, products, services, businesses or reputation. Company agrees to reimburse Executive for reasonable pre-approved expenses incurred by him in connection with assisting Company and Holdings in the manner described in this section. Reimbursement shall be made in accordance with the applicable policy of Company then in effect.

12. EQUITABLE RELIEF AND OTHER REMEDIES.

(a) Executive acknowledges and agrees that Holdings’ or the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Holdings and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(b) In the event of a violation of Section 10 or 11 of this Agreement, any Severance Benefits being paid to Executive pursuant to this Agreement and any other severance benefits being paid otherwise shall immediately cease.

13. NO ASSIGNMENTS.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.

(b) Each of Holdings and the Company may assign this Agreement to a person or entity that is an affiliate or to any successor to all or substantially all of the business and/or assets of Holdings or the Company, as applicable, which assumes in writing, or by operation of law, the obligations of Holdings or the Company, as applicable, hereunder. As used in this Agreement, “the Company” means the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise and “Holdings” means Holdings and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

on the records of the Company.

If to Holdings or the Company:

c/o Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Attention: Chairman of the Board

Facsimile: (408) 629-7174

With a copy (which shall not constitute notice) to:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: Vice President and Deputy General

Counsel, Corporate Shared Services

Facsimile: (847) 286-6544

With a second copy (which shall not constitute notice) to:

ACOF I LLC

c/o Ares Corporate Opportunities Fund, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California 90067

Attention: Kevin Frankel

Facsimile: (310) 201-4197

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Holdings or the Company, the terms of this Agreement shall control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. GOVERNING LAW. This Agreement, its validity, interpretation, construction and performance, and any claims related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

19. ARBITRATION.

(a) To ensure the rapid and economical resolution of disputes that may arise in connection with this Agreement, Executive, Holdings and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Wilmington, Delaware conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, pursuant to its rules, which can be found at http://www.jamsadr.com/rules/arbitration-rules.asp, and applying the laws of the State of Delaware without regard to its conflicts of laws provisions; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Each of Executive, the Company and Holdings shall be entitled to all rights and remedies that any of them would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent any of Executive, Holdings or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(b) If any arbitration or other proceeding is brought to enforce or interpret this Agreement or matters relating to it, the substantially prevailing party, as determined by the arbitrator’s award, will be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in such arbitration or proceeding from the other party, in addition to any other relief to which such prevailing party is entitled.

(c) Notwithstanding the foregoing, because the breach or attempted or threatened breach of Section 10 hereof may result in immediate and irreparable injury to Holdings or the Company for which Holdings or the Company may not have an adequate remedy at law, Holdings and the Company shall be entitled, in addition to all other remedies, to seek and obtain from a court of competent jurisdiction a decree of specific performance thereof and a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive, an officer or director as may be designated by the Board, and an officer or director as may be designated by the Holdings Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, including the letter agreement entered into by and between the Company, Holdings, Sears and Executive dated as of the same date as this Agreement and attached hereto as Exhibit C, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes in all respects any prior understandings or agreements on the subjects set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS. Executive represents and warrants to the Company that Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms and that Executive is not a party to any agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder.

22. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement (i) such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and (ii) other deductions authorized by Executive.

23. LEGAL FEES. The Company will reimburse (after receiving documentation) Executive for reasonable out-of-pocket expenses related to the negotiation of this Agreement up to a maximum of $10,000.00.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORCHARD SUPPLY HARDWARE LLC

By:	Orchard Supply Hardware Stores Corporation, its Managing Member

By:
Name:
Title:

[Employment Agreement]

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name:
Title:

[Employment Agreement]

ROBERT LYNCH

[Employment Agreement]

EXHIBIT A

Exhibit A

EXAMPLE OF BONUS CALCULATION

Salary	Target Bonus 50%	Target Stretch Bonus 25%
$360,000	$180,000	$90,000

% of EBITDA Target	% of Bonus Earned	Salary	Bonus	Stretch Bonus	Total Compensation
< 95.0%	0%	$360,000	—	—	$360,000
95.0%	80.0%	$360,000	$144,000	—	$504,000
97.5%	85.0%	$360,000	$153,000	—	$513,000
100.0%	90.0%	$360,000	$162,000	—	$522,000
102.5%	95.0%	$360,000	$171,000	—	$531,000
105.0%	100.0%	$360,000	$180,000	—	$540,000
115.0%	100.0%	$360,000	$180,000	$90,000	$630,000

17

EXHIBIT B

Exhibit B

FORM OF CONSULTING AGREEMENT

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

                         ,

Robert Lynch

_______________

_______________

Dear Mr. Lynch:

Pursuant to the Employment Agreement (the “Employment Agreement”), dated November     , 2005, among you, Orchard Supply Hardware Stores Corporation, (“Holdings”) and Orchard Supply Hardware, LLC (the “Company”) (Holdings together with the Company, “OSH”), this letter agreement sets forth the terms and conditions under which you will serve as a consultant to each of Holdings and the Company:

1.	Consulting Services. Each of Holdings and the Company hereby engages you, and you accept engagement, as a consultant. Your responsibilities will require you to perform transition and any other services reasonably requested by OSH (collectively, the “Services”). It is anticipated that your responsibilities will require at least 8 hours of consulting services per month; however, you shall determine the manner in which the Services are to be performed and the specific hours to be worked. OSH will rely on you to work as many hours as may be necessary to fulfill your obligations under this Agreement.

2.	Compensation. You shall be paid a straight consulting fee of $4,000 per month, regardless of the number of hours worked each month. Such fee will be reduced by any other amounts payable to you during the Consulting Term under the Employment Agreement except for amounts owed under Section 8 thereof. Such fee shall be payable monthly, in cash, no later than the tenth day of the month following the period during which the Services were performed.

3.	Payment of Taxes. You acknowledge that you are solely responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and all other taxes, fees, additions to tax, interest and penalties that may be assessed, imposed, or incurred as a result of the compensation provided to you by or on behalf of Holdings, the Company or any of their respective affiliates.

4.	Status. You acknowledge and agree that (a) you serve as an independent contractor, (b) nothing herein is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with OSH, (c) you shall not directly or indirectly represent yourself as (or otherwise imply that you are) a partner, member, principal, officer, employee, or agent of OSH or any of its affiliates, (d) you will exercise your own independent and professional judgment in performing the Services, and (e) you shall not be entitled to, and shall make no claim to, compensation (whether in cash, equity or otherwise), rights, employee benefits, fringe benefits, severance benefits, or any other rights or benefits under any other policy or plan afforded or applicable to employees of OSH. You agree to obtain appropriate insurance coverage and you waive any rights to recovery from OSH for any injuries that you sustain while performing Services.

5.	Termination. Your engagement as a consultant shall begin on the date of the termination (the “Termination Date”) of the Employment Term (as defined in the Employment Agreement) and automatically terminate on the one year anniversary of this Agreement (the “Consulting Period”). Notwithstanding the foregoing, OSH may terminate your engagement as a consultant, and OSH’s obligations, under this letter agreement at any time for any reason on ten (10) business days’ notice.

6.

Confidentiality. As a service provider to the Company, you acknowledge and agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than for the benefit of, and in the course of your duties to, OSH, either during the term of this letter agreement or thereafter, any business or technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to Holdings, the Company, any of their subsidiaries, affiliated companies or businesses, which shall have been learned or obtained by you during your employment, consulting or other service relationship with OSH (or any predecessor thereto). The foregoing

2

shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act by you or any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide OSH with prior written notice of the contemplated disclosure and cooperates with OSH at its expense in seeking a protective order or other appropriate protection of such information).

7.	Nonsolicitation. At all times during the Consulting Period and until the second anniversary of the Termination Date, you agree that you will not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity:

(a) solicit, aid or induce any employee, representative or agent of Holdings, the Company or any of their respective subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with OSH or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or

(b) solicit, aid or induce any vendor of Holdings, the Company or any of their respective subsidiaries or affiliates to provide goods or services then provided to OSH or any of its respective subsidiaries or affiliates to another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or purchasing goods or services from such vendor.

An employee, representative or agent shall be deemed covered by this Section 7 while so employed or retained and for 12 months thereafter. In the event of a breach by you of any covenant set forth in this Section 7, at its option, OSH shall be fully relieved of its obligation to provide compensation to you as set forth in Section 2 above and the term of such covenant will be extended by the period of the duration of the breach.

8.	Noncompetition. You acknowledge that you perform services of a unique nature for Holdings and the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to OSH. Accordingly, during the Consulting Period and until the first anniversary of the Termination Date, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation

3

or other entity, in whatever form, that competes with any business that Holdings, the Company or any of their respective subsidiaries or affiliates is engaged, on the date of termination (or, if earlier, the date of determination) or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which OSH conducts business. This Section 8 shall not prevent you from owning not more than 2% of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. In the event of a breach by you of any covenant set forth in this Section 8, at its option, OSH shall be fully relieved of its obligation to provide compensation to you as set forth in Section 2 above and the term of such covenant will be extended by the period of the duration of the breach.

9.	Other Provisions.

(a) Successors And Assigns. You may not subcontract or otherwise delegate your obligations or assign your rights hereunder. This Agreement shall be for the benefit of OSH’s successors and assigns. The obligations contained in Sections 6, 7 and 8 above shall survive any termination or the expiration of your service with OSH and shall be fully enforceable thereafter.

(b) Dispute Resolution

(i) To ensure the rapid and economical resolution of disputes that may arise in connection with this Agreement, you and OSH agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Wilmington, Delaware conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, pursuant to its rules, which can be found at http://www.jamsadr.com/rules/arbitration-rules.asp, and applying the laws of the State of Delaware without regard to its conflicts of laws provisions; provided that the arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both you and OSH shall be entitled to all rights and remedies that either you or OSH would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either you or OSH from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(ii) If any arbitration or other proceeding is brought to enforce or interpret this Agreement or matters relating to it, the substantially

4

prevailing party, as determined by the arbitrator’s award, will be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in such arbitration or proceeding from the other party, in addition to any other relief to which such prevailing party is entitled.

(iii) Notwithstanding the foregoing, because the breach or attempted or threatened breach of Sections 6, 7 or 8 hereof may result in immediate and irreparable injury to OSH for which OSH may not have an adequate remedy at law, OSH shall be entitled, in addition to all other remedies, to seek and obtain from a court of competent jurisdiction a decree of specific performance thereof and a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

(c) Remedies. If you breach the covenants set forth in Sections 6, 7 or 8 of this Agreement, in addition to its right to damages and any other rights it may have, OSH will, without having to prove actual damages, be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 6, 7 or 8 of this Agreement, it being agreed that money damages alone would be inadequate to compensate OSH and would be an inadequate remedy for such breach. In addition, you waive any requirement that OSH has to post a bond. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

(c) Modification; Severability. The provisions hereof may not be modified or waived in whole or in part except in a writing signed by you and a duly authorized officer of Holdings and a duly authorized officer of the Company. You intend that the covenants contained in Section 6, 7 or 8 of this Agreement shall be construed as a series of separate covenants, one for each county, city, state or country specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial or arbitration proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said subsections, then such unenforceable covenant (or such part) shall be modified to the least degree necessary to confirm with the requirements of applicable law, and if for any reason it is not deemed so modified, it shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced to the maximum extent permitted by the applicable laws.

(d) Captions; Governing Law. The captions of the paragraphs of in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Holdings or the Company, the terms of this Agreement shall control. This

5

Agreement, its validity, interpretation, construction and performance, and any claims related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

(e) Entire Agreement. This Agreement, together with the Employment Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes in all respects any prior understandings or agreements on the subjects set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

6

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ROBERT LYNCH

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name:
Title:

ORCHARD SUPPLY HARDWARE, LLC

By:
Name:
Title:

7

EXHIBIT C

LTIP LETTER AGREEMENT

Please Refer to Tab 33

November 23, 2005

Mr. Robert Lynch

Dear Mr. Lynch

In connection with the Employment Agreement dated as of November 23, 2005 among Orchard Supply Hardware LLC, a Delaware limited liability company (the “Company”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”) and you (the “Employment Agreement”), the Company and Holdings have agreed, that subject to the provisions of the Employment Agreement, you will be granted Options as described in the Employment Agreement. It is understood and agreed by each of the Company, Holdings, Sears, Roebuck and Company (“Sears”) and you (collectively, the “Parties”) that the grant of the Options is made in consideration for your waiver of your right to earn or receive any compensation under, and your entitlement to participate in, the Sears Holdings Corporation Long-Term Incentive Plan (the “LTIP”).

By signing this letter, you expressly acknowledge and agree that you are permanently and irrevocably waiving and agreeing to forego your rights to participation in, and to the receipt of any compensation or benefits under, the LTIP or any successor plan thereto. Specifically, in consideration for the obligations of the Company and Holdings set forth in Section 5 of the Employment Agreement, you, on behalf of yourself, and your spouse, heirs, beneficiaries, family members, executors, agents, attorneys, administrators, affiliates, successors and assigns (collectively, the “Affiliates”), hereby fully and forever release Sears, the Company and Holdings and their respective present and former officers, directors, employees, investors, stockholders, contractors, partners, members, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, insurers, attorneys, agents, fiduciaries, predecessors, successors and assigns, both in their individual and/or representative capacities (collectively, the “Released Parties”), from, and agree not to sue concerning, any claim, suit, agreement, promise, damages, dispute, controversy, contention, differences, judgment, debt, dues, sum of money, accounts, reckoning, bond, covenant, contract, variance, trespass, execution, demand, duty, obligation or cause of action of any kind whatsoever relating to your rights to participation in, and to the receipt of any compensation or benefits under, the LTIP or any successor plan thereto, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date on which you sign this letter agreement (collectively, the “Claims”). This release does not extend to any obligations of the Company or Holdings expressly set forth in, or expressly incorporated by reference into, this letter agreement. You waive any rights afforded by Section 1542 of the California Civil Code, which reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. You, being aware of said code section, agree, both for yourself and on behalf of the Affiliates, to expressly waive any rights thereunder, as well as under any other statute or common law principles of similar effect.

The Parties acknowledge and agree that if at any time it is determined that the relinquishment of your rights under the LTIP in exchange for the grant of the Options under the Employment Agreement gives rise to any interest charges and/or additional taxes as may be imposed by Section 409A (the “409A Penalties”) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and/or Holdings shall (1) be permitted to unilaterally modify the provisions of Section 5 of the Employment Agreement (including the terms of the Options) if such modification would reasonably be expected to eliminate or minimize such 409A Penalties, so long as such modification does not materially adversely affect the economic benefit to you of the Options, or, (2) to the extent that the course of action proposed in clause (1) cannot be effected, within ninety (90) days after the date of such determination, pay you an additional amount equal to such Section 409A Penalties (the “Gross-Up”), along with such additional amount as is required to pay any income and/or payroll taxes due on the Gross-Up. Unless the Parties hereto agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by Deloitte & Touche LLP or such other qualified tax professional service firm that is selected by the mutual agreement of the Parties (in either case, the “Professional Service Firm”), For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable, taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company, Holdings, and you shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this paragraph.

This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law. This letter agreement and the Employment Agreement contain the entire understanding between the Parties hereto and supersede in all respects any prior or other agreement or understanding between the Parties on the subjects set forth herein. All payments and benefits provided to you under this letter agreement will be subject to withholding of taxes as required by law. Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement. This letter agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

Sincerely yours, ORCHARD SUPPLY HARDWARE LLC

By:	Orchard Supply Hardware Stores Corporation, its Managing Member

By:
Name:
Title:

[LTIP Side Letter]

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name: Title:

[LTIP Side Letter]

SEARS, ROEBUCK AND CO.

By:
Name: Brett Huckelbridge Title: Vice President

[LTIP Side Letter]

Acknowledged and Agreed: ROBERT LYNCH

Signature

11/22/05
Date

[LTIP Side Letter]